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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Western Sizzlin Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Western Sizzlin Corporation of our report dated March 12, 2004, except as to note 4, which is as of March 29, 2004 and note 13, which is as of March 16, 2004, with respect to the consolidated balance sheets of Western Sizzlin Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report is included in the December 31, 2003 Annual Report on Form 10-K of Western Sizzlin Corporation.

/s/ KPMG LLP

Roanoke, Virginia
September 7, 2004

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Consent of Independent Registered Public Accounting Firm